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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              RENT-A-CENTER, INC.
                              (the "CORPORATION")

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned Corporation files the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, which amends Article Fourth thereof so as to increase the number of shares of the Corporation's common stock, par value $0.01 per share (the "COMMON STOCK"), authorized to be issued from 50,000,000 shares to 125,000,000 shares.

                                    ARTICLE I

         The name of the Corporation is Rent-A-Center, Inc.

                                   ARTICLE II

         The following amendment to the Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") was adopted by the Board of Directors of the Corporation on March 20, 2001 and by the stockholders of the Corporation on May 15, 2001:

                  The first paragraph of Article Fourth of the Company's Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                  "FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 125,000,000 shares of common stock, having a par value of $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, having a par value of $0.01 per share (the "Preferred Stock")."

                  The remaining provisions of Article Fourth of the Company's Certificate of Incorporation shall remain the same and in full force and effect.

                                   ARTICLE III

         The number of votes of holders of capital stock of the Corporation entitled to vote at the time of such adoption was 35,231,928, which represents one vote for each of the 25,145,799 shares of Common Stock outstanding and entitled to vote on the amendment and 10,086,129 votes for 281,756 shares of the Corporation's Series A Preferred Stock outstanding and entitled to vote on the amendment.

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                                   ARTICLE IV

         The number of votes which voted for the amendment was 29,441,677 while the number of votes which voted against the amendment was 3,731,778. Holders of 12,135 votes abstained from voting on the amendment.

                                    ARTICLE V

         This amendment to Article Fourth of the Corporation's Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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         IN WITNESS WHEREOF, I have hereunto set my hand as of the 15th day of
May, 2001.

                                   RENT-A-CENTER, INC.

                                   By: /s/ J. Ernest Talley
                                       -----------------------------------------
                                       J. Ernest Talley, Chief Executive Officer